SQUIRE, SANDERS & DEMPSEY
                       COUNSELLORS AT LAW
                       4900 SOCIETY CENTER
                        127 PUBLIC SQUARE
                   CLEVELAND, OHIO  44114-1304





                        February 21, 1996



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois 60532



     Re:          The First Trust Combined Series 258
          The First Trust of Insured Municipal Bonds --
               Multi-State:  Ohio Trust, Series 53

Gentlemen:

     You have requested our opinion as to the Ohio tax aspects of The First Trust of Insured Municipal Bonds-Multi-State: Ohio Trust, Series 53 (the "Ohio Trust"), which is part of The First Trust Combined Series 258 (the "Fund"). We understand that the Fund is organized under the Trust Indenture and Agreement, dated the date hereof, between Nike Securities L.P., as Sponsor, The Chase Manhattan Bank (National Association), as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor. We further understand that (i) the Fund will issue Units of fractional undivided interests in several state trusts, one of which is the Ohio Trust, to investors ("Unit holders"), (ii) each Unit of the Trust represents a fractional undivided interest in the principal and net income of the Trust, and (iii) each state trust will be administered as a distinct entity with separate certificates, investments, expenses, books and records.

     In addition, we understand that (i) the Ohio Trust is comprised of interest-bearing obligations issued by or on behalf of the State of Ohio, political subdivisions thereof, or agencies or instrumentalities thereof ("Ohio Obligations"), or by the governments of Puerto Rico, the Virgin Islands or Guam ("Territorial Obligations") (collectively the "Obligations"),
(ii) insurance guaranteeing the payment of all principal and interest on the Ohio Obligations and Territorial Obligations held by the Ohio Trust has been obtained by either the Sponsor or the issuer or underwriter of the respective obligations, and (iii) distributions of interest received by the Ohio Trust will be made monthly unless the Unit holder elects otherwise. We further understand that, based on the opinion of bond counsel with respect to each issue of Obligations held or to be held by the Ohio Trust, rendered on the date of issuance thereof, interest on each such issue is excluded from gross income for federal income tax purposes under Section 103(a) of the Internal Revenue Code of 1986, as amended ("Code"), or other provisions of federal law, provided that with respect to certain Obligations, certain representations are accurate and certain covenants are satisfied.

     We understand that Chapman and Cutler has rendered an opinion that for federal income tax purposes the Ohio Trust will not be taxable as an association but will be governed by the provisions of subchapter J (relating to trusts) of Chapter 1 of the Code; each Unit holder will be considered the owner of a pro rata portion of the Ohio Trust under Section 676(a) of the Code; the Ohio Trust itself will not be subject to federal income tax; each Unit holder will be considered to have received his pro rata share of interest on the underlying bonds in the Ohio Trust when it is received by the Ohio Trust; and each Unit holder will have a taxable event when the Ohio Trust disposes of an underlying obligation (whether by sale, exchange, redemption, or payment at maturity) or when the Unit holder redeems or sells his Units.

     Based on the foregoing and upon an examination of such other documents and an investigation of such other matters of law as we have deemed necessary, we are of the opinion that under existing
Ohio law:

           1. The Ohio Trust is not taxable as a corporation or otherwise for purposes of the Ohio personal income tax, Ohio school district income taxes, the Ohio corporation franchise tax, or the Ohio dealers in intangibles tax.

           2. Income of the Ohio Trust will be treated as the income of the Unit holders for purposes of the Ohio personal income tax, Ohio school district income taxes, Ohio municipal income taxes and the Ohio corporation franchise tax in proportion to the respective interest therein of each Unit holder.

           3. Interest on Ohio Obligations and Territorial Obligations held by the Ohio Trust is exempt from the Ohio personal income tax, and school district income taxes, and is excluded from the net income base of the Ohio corporation franchise tax when distributed or deemed distributed to Unit holders.

           4. Proceeds paid to the Ohio Trust under insurance policies representing maturing interest on defaulted obligations held by the Ohio Trust will be exempt from the Ohio personal income tax, school district income taxes, municipal income taxes and the net income base of the Ohio corporation franchise tax.

          5. Gains and losses realized on the sale, exchange or other disposition by the Ohio Trust(s) of Ohio Obligations are excluded in determining adjusted gross and taxable income for purposes of the Ohio personal income tax, and school district income taxes, and are excluded from the net income base of the Ohio corporation franchise tax when distributed or deemed distributed to Unitholders.

     We have not examined any of the obligations to be deposited in the Ohio Trust and express no opinion as to whether such obligations, interest thereon, or gain from the sale or other disposition thereof would in fact be exempt from any federal or Ohio taxes if such obligations were held, or such interest or gain were received, directly by the Unit holders.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 33-63483) relating to the Units referred to above, and to the reference to our firm as special Ohio tax counsel in said Registration Statement and in the Prospectus contained therein.

                                    Respectfully submitted,



                                    SQUIRE, SANDERS & DEMPSEY